Exhibit 99.1

CONTACT:	Thomas M. Friel, (800) 544-2411 or (702) 495-4210

Executive Vice President, Chief Accounting Officer and Treasurer

Lori B. Nelson, (800) 544-2411 or (702) 495-4248
Director of Corporate Communications

FOR IMMEDIATE RELEASE:          November 25, 2008

Station Casinos, Inc. Announces Private Exchange Offers of
its Debt Securities for New Secured Term Loans

LAS VEGAS – November 25, 2008

Station Casinos, Inc. (“Station” or the “Company”) announced today that it is commencing private exchange offers (the “Exchange Offer”) to exchange certain of its outstanding debt securities referenced below (collectively, the “Old Notes”) for (i) new 10.00% Senior Secured Term Loans due 2016 (the “Senior Secured Term Loans”) and (ii) new 10.00% Junior Secured Term Loans due 2016 (the “Junior Secured Term Loans” and, with the Senior Secured Term Loans, the “Term Loans”).

Principal Amount of Senior Secured Term Loans
per $1,000 in principal amount of Old Senior
Notes tendered and Senior Secured Term Loans
or Junior Secured Term Loans per $1,000 of
principal amount of Old Subordinated Notes
tendered

CUSIP/ISIN	Old Notes	Total Consideration if tendered prior to or on the Consent Date	Exchange Payment if tendered after the Consent Date
857689AV5 /US857689AV53	6% Senior Notes due 2012	$540	$510
857689BA0 / US857689BA08	7¾% Senior Notes due 2016	$540	$510
857689AR4 / US857689AR42	6½% Senior Subordinated Notes due 2014	$200	$170
857689AT0 / US857689AT08	67/2% Senior Subordinated Notes due 2016	$200	$170
857689AZ6 / US857689AZ67	65/2% Senior Subordinated Notes due 2018	$200	$170

Total consideration includes a consent payment (the “Consent Payment”) of $30.00 in aggregate principal amount of the applicable series of Term Loans per $1,000 in principal amount of Old Notes tendered in the Exchange Offer that is payable to Holders who validly tender their Old Notes on or prior to 5:00 p.m., New York City time, on December 5, 2008 (the “Consent Date”) and whose Old Notes are accepted by Station in the Exchange Offer.

Acceptance of the Old Notes under the Exchange Offer is subject to proration.  First, Station will issue up to $459 million in aggregate principal amount of Senior Secured Term Loans (the “Maximum Principal Amount of Senior Secured Term Loans”) in exchange for the 6% Senior Notes due 2012 (the “Old 2012 Senior Notes”) and 7¾% Senior Notes due 2016 (the “Old 2016 Senior Notes” and together with the Old 2012 Senior Notes, the “Old Senior Notes”) validly tendered in the Exchange Offer.  Second, to the extent that the Maximum Principal Amount of Senior Secured Term Loans has not been issued pursuant to such exchange of Old Senior Notes, Station will issue Senior Secured Term Loans in exchange for 6½% Senior Subordinated Notes due 2014 (the “Old 2014 Subordinated Notes”), 67/2% Senior Subordinated Notes due 2016 (the “Old 2016 Subordinated Notes”) and 65/2% Senior Subordinated Notes due 2018 (the “Old 2018 Subordinated Notes” and collectively with the Old 2014 Subordinated Notes and the Old 2016 Subordinated Notes, the “Old Subordinated Notes”) validly tendered in the Exchange Offer in a principal amount that, when taken together with the principal amount of Senior Secured Term Loans issued in exchange for Old Senior Notes, does not exceed the Maximum Principal Amount of Senior Secured Term Loans, on a pro rata basis.  Finally, Station will issue Junior Secured Term Loans in exchange for all remaining Old Subordinated Notes tendered in the Exchange Offer, for up to 90% of the aggregate principal amount of the Old

Notes, on a pro rata basis.  Subject to compliance with applicable law, the Company expressly reserves the right to increase the maximum and or decrease the minimum principal amount of Old Notes accepted for exchange in the Exchange Offer prior to 12:00 midnight, New York City time, on December 5, 2008, unless extended (the “Expiration Date”).

The Term Loans will be guaranteed by the existing and future restricted subsidiaries of the Company and will be secured by substantially all of the assets of the Company and the restricted subsidiaries to the extent that such assets and properties secure the Company’s senior secured credit facility.

Concurrently with the issuance of the Term Loans, the Company would borrow between $450 and $500 million from entities affiliated with existing equity owners of the Company or institutions or persons who are investors in related entities that currently own an indirect economic interest in the Company (the “Sponsors”).  The receipt of the loans from the Sponsors are expected to be provided as a new tranche of loans under the Company’s senior secured credit facility with Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, will be permitted to be paid interest in kind rather than in cash, will be secured by a second lien on the collateral securing the Company’s senior secured credit facility and are a condition to the consummation of the Exchange Offer.  While the Company is in discussions with the Sponsors regarding the terms of such loans, it has not received any commitments for the extension of such loans, and there can be no assurances that such loans will be obtained.   The lien securing the Term Loans will be junior to the liens securing the Company’s obligations under its senior secured credit facility and the $450 million to $500 million of Sponsor loans.  To the extent that 82.5% or more in the aggregate of the Old Notes are tendered for exchange, the Sponsor loans would instead take the form of unsecured, junior subordinated notes, which will be permitted to be paid interest in kind rather than in cash and will mature later than, and otherwise rank junior to, the Term Loans.

The purpose of the Exchange Offer and the new financing from the Sponsors is to significantly reduce the outstanding principal amount of indebtedness and cash interest expense of Station.

The Exchange Offer is conditioned on at least 60% in aggregate principal amount of Old Notes being tendered (the “Minimum Tender Condition”). Subject to compliance with applicable law, the Company expressly reserves the right to waive any and all conditions of the Exchange Offer and the Consent Solicitation on or prior to the Acceptance Date, including the Minimum Tender Condition.

Subject to the terms and conditions of the Exchange Offer, including the proration terms, described in the confidential offering memorandum, the aggregate principal amount of Old Notes that are validly tendered (and not withdrawn) and accepted in the Exchange Offer will not exceed 90% of the aggregate principal amount of the Old Notes.

In addition to the Minimum Tender Condition, the Exchange Offer is subject to certain other conditions, as more fully described in the confidential offering memorandum. In addition, Station has the right to terminate or withdraw the Exchange Offer at any time and for any reason, including if any of the conditions described in the confidential offering memorandum are not satisfied.

Tenders may be withdrawn at any time on or prior to the applicable Consent Date for each series of Old Notes, but holders may not withdraw tendered Old Notes thereafter.

The Term Loans will accrue interest from and including the date of original issuance.  Holders whose Old Notes are accepted for exchange will receive a cash payment representing accrued and unpaid interest to, but not including, the Expiration Date, which will be paid promptly after the Expiration Date.

The Term Loans have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.   The Company will not be required to register the Term Loans in the future.

The Exchange Offer is being made only to “qualified institutional buyers” and to certain non-U.S. investors located outside the United States. The Exchange Offer is made only by, and pursuant to, the terms set forth in the confidential offering memorandum, and the information in this press release is qualified by reference to the confidential offering memorandum and the accompanying letter of transmittal. Subject to applicable law, Station may amend, extend or terminate the Exchange Offer.

Documents relating to the Exchange Offer will only be distributed to holders who complete and return a letter of eligibility confirming that they are within the category of eligible investors for this private offer. Noteholders who desire a copy of the eligibility letter should contact D.F. King & Co., Inc., the information agent for the offers, at (800) 628-8532 (Toll-Free) or (212) 269-5550 (Collect).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Company Information and Forward Looking Statements

Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering.  Station owns and operates Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Red Rock Casino Resort Spa, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wild Wild West Gambling Hall & Hotel, Wildfire Casino Rancho, Wildfire Casino Boulder, formerly known as Magic Star Casino, Gold Rush Casino and Lake Mead Casino.  Station also owns a 50% interest in Green Valley Ranch Station Casino, Aliante Station Casino & Hotel, Barley’s Casino & Brewing Company, The Greens and Renata’s Casino in Henderson, Nevada and a 6.7% interest in the joint venture that owns the Palms Casino Resort in Las Vegas, Nevada.  In addition, Station manages Thunder Valley Casino near Sacramento, California on behalf of the United Auburn Indian Community.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein.  Such risks and uncertainties include, but are not limited to, the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industries in particular; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; acts of war or terrorist incidents or natural disasters; the effects of competition, including locations of competitors and operating and market competition; and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2007, and its Registration Statement on Form S-3ASR File No. 333-134936.  All forward-looking statements are based on the Company’s current expectations and projections about future events.  All forward-looking statements speak only as of the date hereof and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.